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                                 Exhibit 99(a)

                       Press Release, dated June 28, 1996
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                                 PRESS RELEASE


                                        CONTACT:   THOMAS W. BURNS
                                                   EXECUTIVE VICE PRESIDENT
                                                    AND CHIEF EXECUTIVE OFFICER
                                                   KENWOOD SAVINGS AND
                                                    LOAN ASSOCIATION


                                        TELEPHONE: (513) 791-2834



         Cincinnati, Ohio -- February ___, 1996.   The Boards of Directors of
Kenwood Federal Mutual Holding Company, a federal mutual holding company (the "Mutual Holding Company"), and Kenwood Savings and Loan Association, an Ohio savings and loan association and subsidiary of the Mutual Holding Company (the "Association"), unanimously adopted a plan of conversion ("Plan") pursuant to which the Mutual Holding Company, which currently owns approximately 53.4% of the Association, will convert from mutual to stock form and simultaneously offer and sell shares of common stock in a subscription and community offering.

         Under the terms of the Plan, upon completion of the conversion and reorganization, outstanding shares of common stock of the Association will be exchanged for shares of a newly formed Delaware stock holding company, by means of an exchange ratio which would preserve the current minority ownership percentage of the Association's stockholders.

         The amount and pricing of the proposed stock offering will be based upon an independent appraisal of the Association. Shares issued will be offered to the Association's depositors, benefit plans and stockholders in accordance with current regulations of the Office of Thrift Supervision. The Plan must be approved by the members of the Mutual Holding Company, the holders of the shares of the Association's outstanding common stock and the Office of Thrift Supervision and the Ohio Department of Commerce, Division of Financial Institutions.

         Commenting upon adoption of the Plan, Thomas W. Burns, Executive Vice President and Chief Executive Officer of the Association and the Mutual Holding Company, stated: "The formation of this mutual holding company has benefited the Association, our stockholders and depositors. Now, we wish to position the Association for the future by converting the Mutual Holding Company to stock form. We believe that the proposed conversion will be in the best interests of the Association's minority stockholders and the members of the Mutual Holding Company. We also believe that this conversion is consistent with the Association's goals of enhancing value for stockholders and depositors, while positioning the Association to better serve its customers and the local community."
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         After the conversion and reorganization, the Association will operate as an Ohio-chartered stock savings institution subsidiary of the newly formed Delaware corporation. The Association's deposits will continue to be insured by the Federal Deposit Insurance Corporation, and the Association will maintain its membership in the Federal Home Loan Bank system.

         The Association is an Ohio-charted savings and loan association which conducts business through one full service office headquartered in Cincinnati,
Ohio.   The address of the Association is 7711 Montgomery Road, Cincinnati,
Ohio 45236, and its telephone number is (513) 791-2834.